Exhibit 10.5

FIRST AMENDMENT

TO

JOINT OPERATING LICENSE AGREEMENT

THIS FIRST AMENDMENT TO JOINT OPERATING LICENSE AGREEMENT (the “Amendment”) is made as of March 10, 2004 by and between SPEAKEASY GAMING OF FREMONT, INC., a Nevada corporation (“Speakeasy”) and HHLV MANAGEMENT COMPANY, LLC, a Nevada limited liability company (“HHLV”).

Recitals

A.                                   Speakeasy and HHLV are parties to that certain Joint Operating License Agreement, dated as of March 5, 2004 (the “Joint Operating Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings given them in the Joint Operating Agreement.

B.                                     Speakeasy and HHLV desire to amend the Joint Operating Agreement in the manner set forth herein in order to assure that a final round of the World Series of Poker be held at the Project during 2005.

Agreement

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Amendments.  The parties hereby agree to the following amendments to the Joint Operating Agreement:

A.                                   Section 3.14 of the Joint Operating Agreement is hereby deleted and replaced in its entirety with the following provision:

“3.14  Operating Contracts.

(a)   Commencing on the Effective Date and for a period of sixty (60) days thereafter, the Committee will undertake a review of the operations of the Project and the Assignment and Assumption of Assumed Contracts to (i) establish as complete and accurate a list of Project vendors and Operating Contracts as is commercially practicable, (ii) determine which Operating Contracts have a term which extends beyond the Term and which Operating Contracts have rights of termination, and (iii) prepare a plan identifying those Operating Contracts which HHLV and Speakeasy desire to replace, renegotiate or terminate.  HHLV shall use commercially reasonable efforts to implement the plan with respect to Operating Contracts which is established by the Committee.

(b)  Without any approvals from the Committee or Speakeasy (i) HHLV may enter into any amendment or modification of any Operating Contract that is terminable by Speakeasy at the end of the Term (so long as after any such amendment, such Operating Contract remains terminable by Speakeasy at the end of the Term), and (ii) HHLV may enter into any non-material amendment or modification to any Operating Contract that is not terminable by Speakeasy at the end of the Term; provided, however, that unless otherwise approved by the Committee, HHLV shall not enter into any material amendment or modification to any Operating Contract that is not terminable by Speakeasy at the end of the Term, and (iii) HHLV may enter into any new Operating Contract provided that such Operating Contract is terminable by Speakeasy at the end of the Term.”

B.                                     The following Section 3.16 is hereby added to Article III of the Joint Operating Agreement:

“3.16  Indemnities.

(a)  HHLV hereby indemnifies Speakeasy for any loss, damage, claim, cost, charge or expense, including direct, indirect or consequential loss, damage, claim cost, charge or expense, and also including reasonable attorney’s fees and other costs of litigation, arising after the end of the Term pursuant to obligations under Operating Contracts not listed in Exhibit A to this Agreement, but only to the extent that HHLV is able to recover such amounts from Horseshoe Club Operating Company.

(b)  HHLV hereby indemnifies Speakeasy for any loss, damage, claim, cost, charge or expense, including direct, indirect or consequential loss, damage, claim cost, charge or expense, and also including reasonable attorney’s fees and other costs of litigation, arising out of the Union Agreements and accruing prior to the Effective Date.

(c)                                     The indemnities described in Section 3.16(a) and 3.16(b) shall terminate at the end of the Initial Term.”

C.                                     The following Section 3.17 is hereby added to the end of Article III of the Joint Operating Agreement:

“3.17  Parry Lease Payment.  The parties acknowledge and agree that a Lease Buyout (as such term is defined in the Purchase and Sale Agreement) of that certain Lease dated May 3, 1957, between O.L. Parry and Stewart Kennard, Junior, Trustee, recorded as Instrument 183143 in Book 225 of the Official Records of Clark County, Nevada, as amended, assigned or affected by that certain First Amendment of Lease and Consent to Assignment of Lease, dated September 21, 1984, recorded as Instrument 1990886 in Book 2031 of the Official Records of Clark

County, Nevada; that certain Second Amendment of Lease, dated as of December 12, 1984, recorded as Instrument 2000565 in Book 2041 of the Official Records of Clark County, Nevada; and that certain Third Amendment of Lease, dated as of December 25, 1984, recorded as Instrument 2000566 in Book 2041 of the Official Records of Clark County, Nevada (the “Parry Lease”), has occurred.  The parties further acknowledge and agree that the remaining lease payments owing under the Parry Lease pursuant to Section 1.3(d) of the Purchase and Sale Agreement shall be $12,669 per month, regardless of the actual amount of lease payments otherwise payable under the Parry Lease.

D.                                    Subparagraph (b) of Article X of the Joint Operating Agreement is hereby deleted and replaced in its entirety with the following provision:

“(b)  Speakeasy may assign or transfer (i) this Agreement to any Affiliate of Speakeasy; provided, that a counterpart original of such assignment is delivered to HHLV on or before the effective date of such assignment, and provided further that such Affiliate of Speakeasy expressly assumes and agrees to be bound by all of the terms and conditions of this Agreement, or (ii) its right to receive the Speakeasy’s Remittance Amount to Wells Fargo Bank, National Association (“Wells Fargo”) as collateral to secure the loan from Wells Fargo to Speakeasy Parent.”

E.                                      The following Section 5.08 is hereby added to the end of Article V of the Joint Operating Agreement:

“5.08  Websites; Computer Systems; Databases.

(a)  Subject to and in accordance with the Intellectual Property License Agreement, HHLV shall, during or by the end of the Term as deemed appropriate by HHLV, remove or cause to be removed, any references on the website at www.binions.com or www.binions.net or www.binions.org to any content, trademarks, logos or other indicia relating to “Horseshoe,” “World Series of Poker” or any other “Retained Marks” (as such term is defined in the Intellectual Property License Agreement) or intellectual property rights or marks reserved by HHLV in the Intellectual Property License Agreement.  Thereafter, subject to the foregoing, Speakeasy may modify said website(s) with content, trademarks or indicia approved by Speakeasy. HHLV shall give Speakeasy reasonable notice of its intention to remove the foregoing from the websites and cooperate with Speakeasy in order to avoid any unnecessary interruption in the operation thereof.

(b)  Subject to and in accordance with the Intellectual Property License Agreement, HHLV shall, at the time or times during the Term deemed appropriate by HHLV, remove or cause to be removed, any references in the computer systems or databases operated in connection with the Project any data, databases, software programs or software applications (including any related customizations, modifications, or adaptations)  any specific references to “Horseshoe,” “World Series of Poker” or any other Retained Marks or intellectual property rights or marks reserved by HHLV in the Intellectual Property License Agreement. Thereafter, subject to the foregoing, Speakeasy may modify the above referenced media to include information approved by Speakeasy. HHLV shall give Speakeasy reasonable notice of its intention to remove the foregoing items from the media and cooperate with Speakeasy in order to avoid any unnecessary interruption in the use thereof.”

F.                                      Speakeasy hereby acknowledges that HHLV has funded a $250,000.00 security deposit in connection with the assignment by Horseshoe Club Operating Company to Speakeasy of Horseshoe Club Operating Company’s interest as tenant under that certain Lease, dated as of January 20, 1981, between Horseshoe Garage, a Nevada limited partnership, as landlord, and Horseshoe Club Operating Company, as tenant.  At the end of the Term, Speakeasy will pay $250,000.00 to HHLV as reimbursement of the security deposit funded by HHLV; provided that HHLV shall have in fact funded the security deposit and (i) no claim has been made against said security deposit and (ii) the full security deposit remains in place at that time.

G.                                     HHLV shall have the right, at its option, to hold the final round of the World Series of Poker or any preliminary rounds of the World Series of Poker prior to the 2005 final round of the World Series of Poker (collectively, the “2005 WSOP”) at the Project; provided that, HHLV agrees to hold at least the two final rounds of the World Series of Poker at the Project during 2005.  If the 2005 WSOP or any portion thereof is held after the end of the Term at the Project, then, subject to any applicable gaming laws or requirements and receipt of any necessary gaming or other regulatory approvals, the following shall apply:

(i)  HHLV or any of its Affiliates (the “2005 WSOP Operator”) shall have the right and license to conduct the 2005 WSOP at the Project at its own cost and expense in accordance with the following provisions of this Paragraph F.

(ii)  Apart from the activities necessary to conduct the 2005 WSOP at the Project, the 2005 WSOP Operator shall not hinder or interfere with the operations of the Project.

(iii)  Speakeasy hereby grants the 2005 WSOP Operator rights to access the Project and control the 2005 WSOP at the Project as necessary or desirable to conduct the 2005 WSOP at the Project in a first class manner that will not bring disrepute to the Project, including such rights necessary or desirable to set up and prepare for the 2005 WSOP and such rights necessary or desirable to dismantle and/or decommission the 2005 WSOP; provided that it is agreed and understood that Speakeasy shall have exclusive control of all casino, hotel, food, beverage and other operations of the Project not directly related to conducting the 2005 WSOP.

(iv)  The 2005 WSOP Operator shall obtain and maintain any insurance necessary to conduct the 2005 WSOP in accordance with the insurance requirements of the Joint Operating Agreement or Wells Fargo, if applicable, as applicable to the 2005 WSOP.

(v)  The 2005 WSOP Operator shall have the exclusive right to market the 2005 WSOP.  The 2005 WSOP Operator shall retain all revenues generated from television or other media coverage of the 2005 WSOP, any entrance fee requirements, any shares of wagers customarily retained by the house or any other revenues collected by the 2005 WSOP Operator directly in connection with conducting the 2005 WSOP at the Project.  Notwithstanding the foregoing, any revenue generated at the Project from poker games not conducted as part of the 2005 WSOP tournament shall be the sole income of Speakeasy.

(vi)  Subject to the reimbursement requirements set forth in Subparagraph (vii) of this Paragraph F, no Speakeasy Remittance Amount or any other amounts shall be payable by the 2005 WSOP Operator to Speakeasy in connection with the 2005 WSOP.

(vii)  Notwithstanding the expiration of the Term, the Committee shall be reconstituted for purposes of determining the amount of extraordinary costs (the “Extraordinary Costs”) incurred by Speakeasy in operating the Project as a direct result of the conduct of the 2005 WSOP at the Project by the 2005 WSOP Operator.  In order to determine the amount of the Extraordinary Costs, the Committee shall meet prior to the commencement of the 2005 WSOP to identify the physical boundaries (the “Boundaries”) at the Project within which the 2005 WSOP will be held, and shall in good faith prepare a plan (the “Plan”) to identify and compute the amount of the Extraordinary Costs, which amount shall be limited to event-related costs necessary to support the additional burdens on the Project, including personnel and operations costs, that are primarily incurred for the purpose of facilitating or supporting the conduct of the 2005 WSOP within the Boundaries.  Within a reasonable time after the completion of the 2005 WSOP, Speakeasy shall compute the amount of the Extraordinary Costs in accordance with the Plan (the “Reimbursement Amount”).  After Speakeasy has computed the Reimbursement Amount, the Committee shall again meet to in good faith review the Plan and the Reimbursement amount, and shall either approve or modify the Reimbursement Amount as it sees fit.  Once the Committee has approved or modified the Reimbursement Amount, the 2005 WSOP Operator shall pay to Speakeasy the Reimbursement Amount, as approved or modified by the Committee.

(viii)  Speakeasy and Speakeasy Parent may market the 2005 WSOP on-site at its Mountaineer Park casino property in West Virginia and Scioto Downs horse racing property in Ohio to the extent and so long as such marketing is conducted in accordance with the marketing template and format being utilized by the 2005 WSOP Operator, which template and format will be provided in writing to Speakeasy.

(ix)  The 2005 WSOP Operator shall indemnify Speakeasy for any loss, damage, claim, cost, charge or expense, including direct, indirect or consequential loss, damage, claim cost, charge or expense, and also including reasonable attorney’s fees and other costs of litigation, arising out of the actions of the 2005 WSOP at the Project by the 2005 WSOP Operator.

H.                                    HHLV and Speakeasy have agreed that each shall receive fifty percent (50%) of the proceeds from that certain Promissory Note, dated March 2, 1994, in the original principal of amount of $240,000 from Michael Hines, as sole individual, and as Executor of the Estate of Margo Goumond, in favor of Horseshoe Club Operating Company (the “Hines Note”).  When and as HHLV receives payments on the Hines Note, HHLV shall pay to Speakeasy an amount equal to fifty percent (50%) of any such payments.  Such payments to Speakeasy shall be paid by HHLV concurrently with each monthly payment of the Speakeasy Remittance Amount.

I.                                         Speakeasy’s address for notice in Article XVI of the Joint Operating Agreement shall be:

Speakeasy Gaming of Fremont, Inc.

c/o Ramada Inn and Speedway Casino

3227 Civic Center Drive

North Las Vegas, NV 89030

Attn: Roger Szepelak

Fax: (702) 399-4108

With a copy to:

Ruben & Aronson, LLP

4800 Montgomery Lane, Suite 150

Bethesda, MD  20814

Attn: Robert L. Ruben, Esq.

Fax:  (301) 951-9636

2.                                       Governing Law.  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of  Nevada without reference to its choice of law provisions.

3.                                       Counterparts.  This Amendment may be executed in two or more counterparts and shall be deemed to have become effective when and only when all parties hereto have executed this Amendment, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

4.                                       Continuing Effect.  As amended hereby, the Joint Operating Agreement shall continue in full force and effect following the date hereof.  If there is any inconsistency between the provisions of this Amendment and the provisions of the Joint Operating Agreement, the provisions of this Amendment shall supercede and control.

5.                                       Amendments.  This Amendment may be changed or modified only by an agreement in writing signed by the parties hereto, and no oral understandings shall be binding as between the parties.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

HHLV:

HHLV MANAGEMENT COMPANY, LLC,
a Nevada limited liability company

By:	Harrah’s Operating Company, Inc., a Delaware corporation Its sole member

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Its:	VP and Treasurer

SPEAKEASY:

SPEAKEASY GAMING OF FREMONT, INC., a Nevada corporation

By:	/s/ Roger M. Szepelak
Name:	Roger M. Szepelak
Its:	VP and Chief Operating Officer